Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Investor Relations

(503) 726-7710

FEI Announces CEO Has Stepped Down

HILLSBORO, Ore., April 3, 2006 — FEI Company (NASDAQ: FEIC) announced today that Vahé A. Sarkissian has stepped down as the company’s Chairman, President and Chief Executive Officer and will be leaving the company. Mr. Sarkissian has indicated that he will be resigning as a director of the company effective immediately prior to the 2006 Annual Meeting of Shareholders, to be held on May 11, 2006. The Board of Directors has formed an executive search committee to find a successor. Mr. Sarkissian plans to assist with the transition and search until his successor is named. Raymond A. Link, Chief Financial Officer of the company, has been appointed to act as interim Chief Executive Officer and will retain his Chief Financial Officer role while the company conducts a search for a successor CEO. Mr. Link joined the company in July 2005 from TriQuint Semiconductor, Inc., where he held the position of Chief Financial Officer and Vice President of Finance and Administration.

The company does not expect to make any additional executive leadership changes at this time. The company has formed an internal management committee comprised of Peter J. Frasso, Executive Vice President and Chief Operating Officer; Robert H. J. Fastenau, Senior Vice President and General Manager of the NanoResearch and Industry and NanoBiology market divisions and senior company executive in Europe; and Robert S. Gregg , Executive Vice President, Worldwide Sales and Service.

“Vahé has led FEI to significant growth since he arrived at the company in 1998, and he has positioned the company as a leader in tools for growing nanotechnology markets,” said Dr. William Lattin, lead director of FEI’s Board of Directors. “With the company on track to renew its growth, now is the appropriate time for this transition. The board is looking forward to selecting a new leader to take advantage of the market and technology potential that we all see for FEI.”

“FEI is a great company,” said Mr. Sarkissian, “and I take enormous pride in what the people of this company have accomplished. I offer my appreciation for the opportunity I have had to lead this organization.”

About FEI

FEI’s Tools for Nanotech™, featuring focused ion- and electron-beam technologies, deliver 3D characterization, analysis and modification capabilities with resolution down to the sub-Ångstrom level. With R&D centers in North America and Europe and sales and service operations in more than 50 countries around the world, FEI is bringing the nanoscale within the grasp of leading researchers and manufacturers and helping to turn some of the biggest ideas of this century into reality. More information can be found on the FEI website at: http://www.feicompany.com.

Safe Harbor Statement

This press release includes statements that are forward looking in nature. These forward-looking statements relate to, among other things, the timing of Mr. Sarkissian’s resignation as a director and departure from the company, the benefits due under the employment agreement referenced herein, the roles of Messrs. Sarkissian, Link, Frasso, Fastenau and Gregg until a successor is found, the lack of other leadership changes, the search for a successor and the potential of the company. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These factors include changes in the plans and roles of Messrs. Sarkissian, Link, Frasso, Fastenau and Gregg, our ability to attract and retain a qualified successor in a timely fashion, the potential lack of growth of nanotechnology markets, cyclical changes in the data storage and semiconductor industries, increased competition, failure of the company’s products and technology to find acceptance with customers, unfavorable business conditions, lack of growth in the general economy, both domestic and foreign, and other general business risks. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.